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EXHIBIT 10.25

THIRD AMENDMENT TO THE
SECOND AMENDMENT AND RESTATEMENT OF THE
KEANE, INC.
1992 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on July 21, 2005

Effective January 1, 2006

        The provisions of the Section 7(a) of the Keane, Inc. 1992 Employee Stock Purchase Plan (the "Plan"), as heretofore amended, shall be and hereby are further amended as follows, effective January 1, 2006:

          "(a)    Unless a Participant gives written notice of withdrawal to the Company or his or her employment is terminated, in each case as hereinafter provided, his or her Option will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering to the extent of that number of shares (including fractional shares) of Common Stock which the accumulated payroll deductions credited to his or her account at that time will purchase at the applicable Option Exercise Price, defined for purposes of each such Offering as ninety-five percent (95%) of the market value of a share of Common Stock on the applicable Offering Termination Date. If the amount then credited to the Participant's account exceeds the purchase price of the number of shares of Common Stock with respect to which an Option has been granted to the Participant as provided in Section 6 hereof pursuant to such Offering, any excess shall be paid to the Participant (or if the Participant dies prior to payment, to his or her Beneficiary) within a reasonable period following said Offering Termination Date."

KEANE, INC.
By:	/s/ BRIAN T. KEANE Brian T. Keane, President

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  EXHIBIT 10.25
THIRD AMENDMENT TO THE SECOND AMENDMENT AND RESTATEMENT OF THE KEANE, INC. 1992 EMPLOYEE STOCK PURCHASE PLAN